Exhibit 99.2
Press Release Dated March 16, 2011

Two Rivers Water Company Signs Agreement to Acquire Additional 1,000 Acres of Farmland

DENVER, Colo., March 16, 2011 –  Two Rivers Water Company, (OTCPK: TURV; www.2riverswater.com), an acquirer and developer of water resources and irrigated farmland in Colorado and the Western U.S., announced today that the Company has signed agreements to acquire an additional 1,000 acres of land adjacent to irrigated farmland it currently owns in Pueblo County, Colorado.

In 2009, Two Rivers began implementing a plan to acquire and develop as much as 25,000 acres of irrigated farmland alongside a system of ditches and canals it owns in Pueblo County, Colorado. The land was previously productive farmland, producing grains, fruits and vegetables. But the land became fallow when farmers alongside the ditches were unable to get enough water to properly irrigate their crops, because of the shutdown of coal mines west of Walsenburg in the 1950s.

As much as 30,000 acre feet of water per year had been a byproduct of the coal mines, explains John McKowen, CEO of Two Rivers: “The water was placed in the river and used to irrigate farms downstream.  In addition, dams and other infrastructure were built to capture the water and redistribute it through our ditches for crop irrigation. When the coal mining stopped so did the farming.”

Two Rivers recently reassembled the infrastructure, which includes the capacity to store 70,000 acre feet of water. “Now, we are acquiring additional water rights to provide a more reliable water supply for our farm operations,” says McKowen.

“A new day is dawning for farmers in America,” McKowen says. Developing countries need more grain to feed their burgeoning middle class populations.  Higher standards of living around the world are increasing the demand for meat, which requires large amounts of feed. It adds up to rising prices for grain—and booming times for America’s farmers, says McKowen. “America farms better than any other country on the planet.  We are still the breadbasket to the world.”

Two Rivers estimates the cost of acquiring farmland, restoring the old storage and ditch systems, assembling additional water rights and installing modern irrigations systems on 25,000 acres will add up to more than $100 million. That’s a big investment.  But it’s worth it, argues McKowen. “Irrigated farmland is a better investment than gold,” he says. “The reason we have been able to attract capital for our development is not just because of the water, it’s also because of our irrigated farming.”

Because of the geographically advantageous location of its infrastructure, Two Rivers expects to be able to assist cities like Pueblo, Colorado, if needed, with any potential spikes in demand during droughts through rotational fallowing of its farmland.  Rotational fallowing of farmland is a practice whereby farmland is held back from production for a temporary time period and the water is diverted for municipal use. “Rotational fallowing is a concept that is gaining political support among parties trying to solve the balance between the need for food and the need for water.  Two Rivers would like to contribute to the solution with resources it has that help offset municipal demand during critical periods but won’t take farming out of production permanently.” McKowen explains.

Two Rivers is in the business of acquiring and developing water, irrigated farming in Colorado and the Western U.S.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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